Employee Non-Compete Agreement

This Employee Non-Compete Agreement ("**Agreement**") is entered into by and between Natural Gas Services Group, Inc., a Colorado corporation, (the "**Employer**") and Justin C. Jacobs (the "**Employee**"), (the Employer and the Employee are collectively referred to as the "**Parties**"), as of January 29, 2024 (the "**Effective Date**").

Whereas, the Parties have concurrently entered into an Employment Agreement as of the Effective Date (the "**Employment Agreement**") and in connection therewith, terms that are used but not defined in this Agreement shall have the meanings ascribed to them in the Employment Agreement.

In consideration of the Employee's employment by the Employer as Chief Executive Officer, which the Employee acknowledges to be good and valuable consideration for the Employee's obligations under this Agreement, the Employer and the Employee agree as follows:

1. Confidential Information. The Employee understands and acknowledges that during the course of employment by the Employer, the Employee will have access to and learn about Confidential Information, as defined below.

(a) Confidential Information Defined.

For purposes of this Agreement, "**Confidential Information**" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, and policies; plans; documents and reports; operations; services; strategies; agreements and contracts; transactions, potential transactions and negotiations; know-how and trade secrets; computer programs and software; technologies; manuals; records; systems; sources of material, suppliers and vendor information; accounting and financial information and records; legal information; marketing information; pricing and credit information; design information; payroll and personnel information; supplier and vendor lists; internal controls; drawings; market studies and sales information; communications; product plans; designs, ideas, inventions and specifications; customer information and lists; and manufacturing and assembly information of the Employer or its businesses, or of any other person or entity that has entrusted information to the Employer in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by the Employee in the course of the Employee's employment by the Employer as if the Employer furnished the same Confidential Information to the

Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that the disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

(b) Employer Creation and Use of Confidential Information.

The Employee understands and acknowledges that the Employer has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its products and services in the oil and gas compression industry. The Employee understands and acknowledges that as a result of these efforts, Employer has created and continues to use and create Confidential Information. This Confidential Information provides Employer with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Employee agrees and covenants:

(i) to treat all Confidential Information as strictly confidential;

(ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer and, in any event, not to anyone outside of the direct employ of the Employer except as required in the performance of the Employee's authorized employment duties to the Employer or with the prior consent of the Board of Directors (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer, except as required in the performance of the Employee's authorized employment duties to the Employer or with the prior consent of the Board of Directors acting on behalf of the Employer in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

The Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begins immediately when the Employee first has access to the Confidential Information (whether before or after beginning employment with the Employer) and shall continue during and after the Employee's employment by the Employer until the time that the Confidential Information has become public knowledge other than as a result of the

Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

(d) Notice of Immunity Under the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(e) Other Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board of Directors of the Employer.

Nothing in this Agreement prevents the Employee from disclosing or discussing any sexual assault or sexual harassment dispute arising after the execution of this Agreement.

Nothing in this Agreement prohibits or restricts the Employee (or Employee's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation.

(f) Cooperation. During employment and thereafter, Employee shall reasonably cooperate, at Employer's expense, with Employer and its affiliates in any

disputes with third parties, internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Employer (including, without limitation, Employee being available to Employer upon reasonable notice for interviews and factual investigations, appearing at Employer's request to give testimony by service of a subpoena unless waived by Employee, volunteering to Employer all pertinent information and turning over to Employer all relevant documents which are or may come into Employee's possession, if available, all at times and on schedules that are reasonably consistent with Employee's other permitted activities and commitments). In the event Employer requires Employee's cooperation in accordance with this paragraph after the employment period, Employer shall fully reimburse Employee for reasonable travel expenses and other expenses (including transportation, lodging and meals, upon submission of receipts) incurred by Employee in connection therewith.

2. Restrictive Covenants.

(a) Acknowledgment.

The Employee understands that the nature of Employee's position gives the Employee access to and knowledge of Confidential Information and places the Employee in a position of trust and confidence with the Employer. The Employee understands and acknowledges that the services the Employee provides to the Employer are special and proprietary.

The Employee further understands and acknowledges that the Employer's ability to reserve the services and Confidential Information for the exclusive knowledge, use and benefit of the Employer is of great competitive importance and commercial value to the Employer, and that improper use or disclosure by the Employee is likely to result in unfair or unlawful competitive activity.

(b) Non-Competition.

Because of Employer's legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, the receipt and sufficiency of which is acknowledged, during the Restricted Period, the Employee agrees and covenants not to engage in Prohibited Activity within the Restricted Territory.

"Restricted Period" means the period of Employee's employment with the Employer and either (i) 12 months immediately following the termination of Employee's employment with the Employer in connection with a termination by the Executive for Good Reason or by the Company without Cause, or (ii) 24 months immediately following the termination of Employee's employment with the Company in connection with a termination by the Executive without Good Reason or by the Company with Cause.

"Restricted Territory" means any geographic area within a 100-mile radius of (i) any location where a Company owned or rented compressor is in service or (ii) any area (demarked by county) where the Company is actively seeking to sell or rent compressors or (iii) any location where the Company owns, leases or maintains office,

warehouse, fabrication or other facilities, each of the above determined at any time during the 12 month period immediately prior to the date of termination of Employee's services with Company.

"Prohibited Activity" is activity in which the Employee contributes the Employee's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity in competition with the Employer/primarily engaged in the same or similar business as the Employer in the Restricted Territory, including those engaged in the business of manufacturing, fabricating, selling, renting and maintaining of natural gas and electric motor driven compressors. Prohibited Activity also includes activity that may require or inevitably require the use or disclosure of trade secrets, proprietary information, or Confidential Information.

The Employer regards as its primary, but not exclusive, competitors the businesses and entities list on Exhibit A.

Nothing in this Agreement shall prohibit Employee from purchasing or owning less than one-half of one percent (0.5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Employee is not a controlling person of, or a member of a group that controls, such corporation.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board of Directors.

(c) Non-Solicitation of Employees.

The Employee understands and acknowledges that the Employer has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, or attempt to solicit, hire, or recruit, any employee of the Employer or any employee who has been employed by the Employer in the six months preceding the last day of Employee's employment (a "**Covered Employee**"), or induce the termination of employment of any Covered Employee, regardless of the reason for the termination, whether voluntary or involuntary during the Restricted Period.

This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message and social media.

(d) Non-Solicitation of Customers.

The Employee understands and acknowledges that because of the Employee's experience with and relationship to the Employer, the Employee has had and will continue to have access to and has learned and will continue to learn about much or all of the Employer's Customer Information, including, but not limited to, Confidential Information. "**Customer Information**" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to rental, sales, fabrication, technical and maintenance services.

The Employee understands and acknowledges that: (i) the Employer's relationships with its customers is of great competitive value; (ii) the Employer has invested and continues to invest substantial resources in developing and preserving its customer relationships and goodwill; and (iii) the loss of any such customer relationship or goodwill will cause significant and irreparable harm to the Employer.

The Employee agrees and covenants, regardless of the reason for the termination, whether voluntary or involuntary during the Restricted Period, not to directly or indirectly solicit, contact, or attempt to solicit or contact, using any other form of oral, written, or electronic communication, including, but not limited to, email, regular mail, express mail, telephone, fax, instant message or social media or meet with the Employer's current or prospective customers for purposes of offering or providing compressor sales, rentals, fabrication, technical equipment or services similar to or competitive with those offered by the Employer.

(e) Non-Disparagement.

The Employee agrees and covenants that the Employee or any person or entity acting on his behalf will not at any time make, publish, or communicate to any person or entity or in any public forum any public statement or announcement that constitutes an ad hominem attack on, or that otherwise defames or slanders the Employer or any of its employees, directors or existing and prospective customers, suppliers, investors, and other associated third parties ("**Covered Persons**") (provided, that nothing herein will prevent the Employee or any person acting on his behalf from making any statement or announcement unrelated to (and which does not reference in any way) the Employer, its business or the Board concerning Covered Persons of the Employer and its affiliates).

The Employer agrees and covenants, and will cause each of its executive officers and members of its Board of Directors, not to make or cause to be made, publish, or communicate to any person or entity or in any public forum any public statement or announcement that constitutes an ad hominem attack on, or that otherwise defames or slanders the Employee (provided, that nothing herein will prevent the Employer or any executive officer or member of the Board from making any statement or announcement unrelated to (and which does not reference in any way) the Employee).

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement. This Section also does not prevent the Employee from complying with any applicable

law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Board of Directors and be subject to the cooperation provision set forth above in Section 1(f).

3. Acknowledgment. The Employee acknowledges and agrees that: (i) the Employee's services to be rendered to the Employer are of a special and unique character; (ii) that the Employee will obtain knowledge and skills relevant to the Employer's industry, methods of doing business, and marketing strategies by virtue of the Employee's employment; (iii) that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interests of the Employer; (iv) that the Employee will be reasonably able to earn a living or provide for himself without violating the terms of this Agreement; and (v) that the Employee has the right to consult with counsel before signing this Agreement.

The Employee further acknowledges that: (i) the amount of the Employee's compensation reflects, in part, the Employee's obligations and the Employer's rights under this Agreement; (ii) the Employee has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and (iii) the Employee will not be subject to undue hardship by reason of the Employee's full compliance with the terms and conditions of this Agreement or the Employer's enforcement of it; and (iv) the Employee has been given at least 21 days to review and consider this Agreement before signing it.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the Employment Agreement entered into by the Employer and Employee as of the same date hereof.

4. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that money damages would not afford an adequate remedy and that Employer shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

5. Successors and Assigns.

(a) Assignment by the Employer.

To the extent permitted by state law, the Employer may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.

(b) No Assignment by the Employee.

The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

6. Arbitration/Prevailing Party Recovery of Attorney's Fees. Any dispute, controversy, or claim arising out of or related to the Employee's employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted in the county of the Company's principal executive office consistent with the rules of the American Arbitration Association in effect at the time the arbitration is commenced. Any arbitral award determination shall be final and binding upon the parties. The Parties agree that the prevailing party in any Arbitration or other proceeding to enforce any provision of this Agreement shall recover its or his attorney's fees and costs.

7. Choice of Law and Forum Selection. This Agreement, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the county of the Company's principal executive office. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

8. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between the Employee and the Employer pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. For purposes of clarity, this Agreement shall not modify or affect the Employment Agreement or Employee Proprietary Rights Agreement executed between the Parties as of the same date hereof and such agreements shall remain in full force and effect.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by both Parties. No waiver by either Party of any breach of any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of any other provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either Party in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

10. Severability. Should any provision of this Agreement be held by a court or arbitral authority of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement.

The Parties further agree that any such court or arbitral authority is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. Should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth in this Agreement.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

13. Tolling. If the Employee violates any of the terms of the restrictive covenant obligations in this Agreement, the Restricted Period for all such restrictions shall automatically be extended by the period the Employee was in violation of them.

14. Notice. If and when Employee's employment with Employer terminates, whether voluntarily or involuntarily, Employee agrees to provide to any subsequent employer a copy of this Agreement. In addition, Employee authorizes Employer to provide a copy of this Agreement to third parties, including but not limited to, Employee's subsequent, anticipated, or possible future employer.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NATURAL GAS SERVICES GROUP, INC.

By: ______________________

Name: Stephen C. Taylor

Interim Chief Executive Officer

EMPLOYEE

____

Justin C. Jacobs

EXHIBIT A
LIST OF COMPETITORS

1. ARCHROCK
2. KODIAK
3. USA COMPRESSION
4. CSI COMPRESSCO
5. NOVA
6. FLATROCK
7. NATURAL GAS COMPRESSION SERVICES
8. BERKSHIRE HATHAWAY
9. TOPS LLC
10. ESTIS COMPRESSION
11. AXIP
12. ENERFLEX
13. MONARCH RESOURCE PARTNERS

The foregoing list shall include any entities or persons that are successors to the competitors listed above.